                                                                     EXHIBIT (D)

                               ADVISORY AGREEMENT

          AGREEMENT, dated September 29, 2006 between CHESTNUT STREET EXCHANGE FUND ("Fund"), and BLACKROCK CAPITAL MANAGEMENT, INC. ("BlackRock").

          WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940 (the "Act"); and

          WHEREAS, the Fund desires to retain BlackRock to render investment advisory and administrative services to the Fund, and BlackRock is willing to render such services;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. DELIVERY OF DOCUMENTS. The Fund has previously furnished BlackRock with copies properly certified or authenticated of each of the following:

          (a) The Fund's Restated Certificate and Agreement of Limited Partnership dated August 16, 1976 and recorded in California on August 16, 1976 and all subsequent restatements and amendments thereto. Such Restated Certificates and Agreement of Limited Partnership, as presently in effect and as it may hereinafter from time to time be restated or further amended, is hereinafter referred to as the "Certificate of Limited Partnership";

          (b) The Fund's Code of Regulations, as amended (such Code, as presently in effect and as it may hereinafter from time to time be amended, is hereinafter referred to as the "Code");

          (c) Resolutions of the Managing General Partners of the Fund authorizing the appointment of the Adviser and approving this Agreement; and

          (d) An Order of the Securities and Exchange Commission, dated November 9, 1976, exempting the Fund from certain provisions of Sections 2(a)(3), 2(a)(19), 18(f) and 22(e) of the Act, and exempting the Non-Managing General Partner of the Fund from certain provisions of Section 17(a) of the Act.

          The Fund agrees to furnish BlackRock from time to time with copies, properly certified or authenticated, of any amendments or supplements to the foregoing.

          2. APPOINTMENT. The Fund hereby appoints BlackRock to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. BlackRock is sometimes hereinafter referred to as "the Adviser." The Adviser accepts such appointment and agrees that the services herein set forth shall be rendered for the compensation herein provided.

          3. SERVICES PROVIDED BY BLACKROCK. Subject to the supervision of the Managing General Partners of the Fund, BlackRock will provide a continuous investment program for the Fund's portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the portfolio. BlackRock will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund, and what portion of its assets will be invested or held uninvested in cash or cash equivalents. BlackRock will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and as they may hereafter be amended. BlackRock further agrees that it:

          (a) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, BlackRock will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, BlackRock may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research advice and other services. In no instance will portfolio securities be purchased from or sold to BlackRock or any affiliated person thereof;

          (b) will conform with all applicable laws, rules and regulations ("Rules");

          (c) will not invest its assets or the assets of any accounts advised by it in Shares of the Fund, make loans for the purpose of purchasing or carrying Shares, or make loans to the Fund; and

          (d) will compute the net asset value and the net income of the Fund on each business day as described in the Fund's Prospectus or as more frequently requested by the Fund.

          BlackRock may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of BlackRock, to perform investment advisory services with respect to the Fund; provided, however, that the compensation of such person or persons shall be paid by BlackRock and that BlackRock shall be as fully responsible to the Fund for the acts and omissions of any sub-adviser as it is for its own acts and omissions. BlackRock may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

          4. SERVICES NOT EXCLUSIVE. The investment advisory services rendered by BlackRock hereunder are not to be deemed exclusive, and BlackRock shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the Act, the Adviser hereby agrees that all records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 under the Act.

          6. EXPENSES. During the term of this Agreement, the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of (including brokerage commissions, if any) securities purchased for the Fund.

          7. COMPENSATION. For the services provided hereunder by BlackRock and the expenses assumed pursuant to this Agreement, the Fund will pay BlackRock, and BlackRock will accept as full compensation therefor, a fee computed daily and paid monthly at the annual rate of 4/10 of 1% of the first $100,000,000 of the Fund's net assets, plus 3/10 of 1% of net assets exceeding $100,000,000.

          8. LIMITATION OF LIABILITY OF THE ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence by it in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          9. DURATION AND TERMINATION. This Agreement shall become effective on September 29, 2006 or the date upon which it is approved by a majority of the outstanding voting securities of the Fund at a meeting of Partners, whichever is later. Unless sooner terminated as provided herein, this Agreement shall continue for an initial two year period. Thereafter, if not terminated, this Agreement shall continue for successive annual periods, provided, such continuance for successive annual periods is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Managing General Partners of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Managing General Partners of the Fund or by vote of a majority of the outstanding voting securities of the Fund, provided however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Managing General Partners of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to the Adviser, or the Adviser at any time, without payment of any penalty, on 90 days' written notice to the Fund. This Agreement will terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the Act.)

          10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

          11. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

          12. NO PERSONAL LIABILITY. The persons executing this Agreement on behalf of the Fund have executed the Agreement as Managing General Partners or officers of the Fund and not individually. The obligations of the Fund hereunder and any liabilities or claims in connection therewith are not binding upon any of the Limited Partners of the Fund individually, but are binding only upon the assets and property of the Fund.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                                 BLACKROCK CAPITAL MANAGEMENT, INC.


/s/ Edward Baer                         By: /s/ Anne Ackerley
-------------------------------------       ------------------------------------
Edward Baer                                 Anne Ackerley


Attest:                                 CHESTNUT STREET EXCHANGE FUND


/s/ Michael P. Malloy                   By: /s/ Edward J. Roach
-------------------------------------       ------------------------------------
Michael P. Malloy                           Edward J. Roach